IBM
Notice of 1994 Annual Meeting and Proxy Statement


Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Monday, April 25, at 10 a.m., in the Metro Toronto Convention Centre, Toronto, Ontario, Canada.

We are very pleased that Mr. Charles F. Knight, chairman of the board and chief executive officer, Emerson Electric Co., who was elected to the Board in July 1993, is a nominee for the first time.

Mr. Stephen D. Bechtel, Jr., Mr. Jack D. Kuehler, Dr. Richard W. Lyman, Mr. J. Richard Munro, and Dr. Helmut Sihler retired from the Board during 1993 and Mr. Thomas F. Frist, Jr., Mrs. Judith Richards Hope, and Mr. John R. Opel have decided not to stand for reelection this year. We are grateful for their many contributions during their years of service. We especially thank Mr. Opel for his dedicated service as a Board member for 21 years and his stewardship as chairman from 1983 to 1986.

Please sign, date and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box on the Proxy Card. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

A summary of the proceedings of the meeting will be mailed to all stockholders of record.

                                        Very truly yours,

                                        Louis V. Gerstner, Jr.

                                        Chairman of the Board


                Your vote is important.
                Please sign, date, and return your Proxy Card.

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                  International Business Machines Corporation

                             Armonk, New York 10504

                                 March 14, 1994

                               Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Monday, April 25, 1994, at 10 a.m., in the Metro Toronto Convention Centre, Toronto, Ontario, Canada. The items of business are:

1.   Election of directors for a term of one year.

2.   Ratification of the appointment of auditors.

3.   Adoption of the IBM 1994 Long-Term Performance Plan.

4. Such other matters, including one stockholder proposal, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 7, 1994, are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned or other arrangements are made to have the shares represented at the meeting.

                                        John E. Hickey

                                        Secretary

The IBM 1993 Annual Report, which includes financial statements, is being mailed with this proxy statement. Kindly notify First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530, telephone 201-324-0405, if you have not received it, and a copy will be sent to you.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             1

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     1. Election of Directors

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the Proxy Committee named on the enclosed Proxy Card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

     Harold Brown, 66, is a counselor, Center for Strategic and International Studies, Washington, D.C., and a general partner in Warburg, Pincus & Company. He is a member of IBM's Executive Compensation and Management Resources Committee. He is a former U.S. Secretary of the Air Force. He is a director of Alumax Inc., CBS Inc., Cummins Engine Company, Inc., Philip Morris Companies Inc., and Mattel, Inc.; a member of the National Academy of Sciences and the National Academy of Engineering; a trustee and president emeritus of the California Institute of Technology; and chairman of the Arnold and Mabel Beckman Foundation. Dr. Brown was an IBM director from 1972 to 1977. After serving as U.S. Secretary of Defense, he became an IBM director again in 1981.

     James E. Burke, 69, is retired chairman of Johnson & Johnson, which he joined in 1953. He is chairman of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. He is chairman of the Partnership for a Drug-Free America; a director of The Prudential Insurance Company of America and The Washington Post Company; and a member of The Business Council and The Council on Foreign Relations. Mr. Burke became an IBM director in 1980.

     Fritz Gerber, 65, is chairman and chief executive officer of Roche Holding Ltd. and executive chairman of Zurich Insurance Company. He joined Zurich Insurance Company in 1958, became chief executive officer in 1969 and chairman of the board of directors in 1977. He is a member of IBM's Directors and Corporate Governance Committee. He is a director of Nestle S.A. and Credit Suisse. He is a member of the International Advisory Council of The Chase Manhattan Bank and of the European Advisory Council of Tenneco Europe, Limited, and he holds membership in various economic and cultural organizations such as the European Round Table. Mr. Gerber became an IBM director in 1989.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             2

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     Louis V. Gerstner, Jr., 52, is chairman of the Board and chief executive officer of IBM and chairman of IBM's Executive Committee. From 1989 until joining IBM, he was chairman of the board and chief executive officer of RJR Nabisco Holdings Corp. From 1985 to 1989, he was president of American Express Company, and from 1983 to 1989, he was chairman and chief executive officer of American Express Travel Related Services Co., Inc. He is a member of the board of directors of Bristol-Myers Squibb Company, The New York Times Company, and RJR Nabisco Holdings Corp. Mr. Gerstner is a member of the board of Lincoln Center for the Performing Arts and the New American School Development Corp. He is also a member of The Council on Foreign Relations. Mr. Gerstner became an IBM director in 1993.

     Nannerl O. Keohane, 53, is president and professor of political science at Duke University. She is a member of IBM's Directors and Corporate Governance Committee. She was formerly president of Wellesley College, and a former faculty member at Swarthmore College and Stanford University. She is a member of The Council on Foreign Relations and the American Academy of Arts and Sciences; and a trustee of the Colonial Williamsburg Foundation. Dr. Keohane is a member of the MIT Corporation and has served as vice president of the American Political Science Association. Dr. Keohane became an IBM director in 1986.

     Charles F. Knight, 58, is chairman and chief executive officer of Emerson Electric Co., and a member of IBM's Directors and Corporate Governance Committee. He joined Emerson Electric in 1972 as vice chairman and was elected chief executive officer in 1973 and chairman in 1974. Prior to joining Emerson, he was president of Lester B. Knight & Associates, Inc., a consulting engineering firm. He is a director of Southwestern Bell Corporation, Caterpillar Inc., Anheuser Busch Companies, Inc., and The British Petroleum Company p.l.c. Mr. Knight became an IBM director in 1993.

     Thomas S. Murphy, 68, is chairman and chief executive officer of Capital Cities/ABC, Inc. and is chairman of IBM's Executive Compensation and Management Resources Committee and a member of IBM's Executive Committee. Mr. Murphy joined Capital Cities in 1954. He was elected president in 1964 and chairman and chief executive officer in 1966. From June 1990 to February 1994, he served as chairman of the board only. He is a director of Johnson & Johnson and Texaco Inc. He is chairman of the New York University Medical Center Board and a member of the board of overseers of Harvard College. Mr. Murphy became an IBM director in 1987.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             3

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     Paul J. Rizzo, 66, is vice chairman of the Board of IBM and a member of
IBM's Executive Committee. Mr. Rizzo served as dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill from 1987 to 1992. He then became a partner in Franklin Street Partners, a Chapel Hill investment firm. He is also a director of Johnson & Johnson and McGraw-Hill, Inc. Mr. Rizzo served as an IBM director from 1972 to 1987 and became an IBM director again in 1993.

     John B. Slaughter, 60, is president of Occidental College. He is a member of IBM's Audit Committee. He is a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of the Atlantic Richfield Company, Avery Dennison Corporation, Monsanto Company, and Northrop Corporation. He is a member of the National Academy of Engineering, a fellow of the American Association for the Advancement of Science, and a fellow of the Institute of Electrical and Electronics Engineers. Dr. Slaughter became an IBM director in 1988.

     Lodewijk C. van Wachem, 62, is chairman of the supervisory board of Royal Dutch Petroleum Company. He is a member of IBM's Audit Committee. In 1992, Mr. van Wachem retired as president of Royal Dutch Petroleum, a post he had held since 1982. He is a director of ATCO Ltd., Credit Suisse Holding, and Zurich Versicherungs-Gesellschaft; and a member of the supervisory boards of AKZO N.V. and Philips Electronics N.V. Mr. van Wachem became an IBM director in 1992.

     Edgar S. Woolard, Jr., 59, is chairman and chief executive officer of E.
I. du Pont de Nemours and Company. He is chairman of IBM's Audit Committee and a member of IBM's Executive Committee. Mr. Woolard joined Du Pont in 1957 and was elected to Du Pont's board in 1983. He was elected vice chairman in 1985, president in 1987, and to his present position in 1989. He also serves as a member of Du Pont's finance committee. He is a director of Citicorp, the North Carolina Textile Foundation, Inc., The Seagram Company Ltd., and The National Council on Economic Education. He is a trustee of the Winterthur Museum, North Carolina State University, and the Protestant Episcopal Theological Seminary of Virginia. Mr. Woolard became an IBM director in 1988.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             4

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General Information

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees.

Consistent with the Company's long-standing practice, the majority of the Board, twelve of the fourteen directors, are outside directors who are neither officers nor employees of IBM or its subsidiaries. In the opinion of the Board, each of the outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in performing the duties of a director.

In addition, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are composed entirely of outside directors. The committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

The Board of Directors held thirteen meetings during 1993. Overall attendance at Board and committee meetings was 92 percent. Individual attendance was at least 83 percent except for Mr. Knight whose attendance, 37 percent, was affected by previously outstanding commitments at the time of his election to the Board in July. On the date of the Annual Meeting, the Board will consist of eleven directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase the size of the Board and fill vacancies.

Committees of the Board

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

          Executive

     Directors Compensation and

     and Corporate  Management

Executive Audit     Governance     Resources

L.V. Gerstner, Jr.*      E.S. Woolard, Jr.*  J.E. Burke*    T.S. Murphy*

J.E. Burke     J.R. Hope F. Gerber H. Brown

T.S. Murphy    J.B. Slaughter N.O. Keohane   T.F. Frist, Jr.

P.J. Rizzo     L.C. van Wachem     C.F. Knight

E.S. Woolard, Jr.        J.R. Opel

* Chairman

Prior to a reorganization of the Board's committee structure in June, functions now under the jurisdiction of the Directors and Corporate Governance Committee and the Executive Compensation and Management Resources Committee were handled by the former Nominating and Executive Compensation Committee, which met seven times in 1993.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             5

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Executive Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee held four meetings in 1993.

Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal accounting controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring compliance with the Company's policies on conflicts of interest.

The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held five meetings in 1993.

Directors and Corporate Governance Committee

The Directors and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as equal employment opportunity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public or social interest. Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1993.

Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended nominee's name, biographical data, and qualifications, accompanied by the written consent of the recommended nominee.

Executive Compensation and Management Resources Committee

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all compensation for corporate officers, and salaries for certain other senior management. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plan, and reviews changes in the IBM Retirement Plan primarily affecting IBM corporate officers. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 9). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1993.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             6

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Other Relationships

The Company and its subsidiaries purchase services, supplies, and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 1993, none of these transactions were individually significant or reportable. In 1993, legal fees were paid to Paul, Hastings, Janofsky & Walker, of which Mrs. Hope, a director who is not a nominee for election, is a senior partner.

The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct indemnification. These policies run from June 30, 1993 through June 30, 1994, at a total cost of $914,511. The primary carrier is Federal Insurance Company.

Directors' Compensation

Employee directors receive no additional compensation for service on the Board of Directors or its committees. Directors who are not employees receive an annual retainer of $55,000. Committee chairmen receive an additional annual retainer of $5,000. Under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"), directors may irrevocably defer all or part of their Board compensation to selected later years, to be paid either with interest at a rate equal to that of the 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares of IBM common stock (IBM's $1.25 par value capital stock) with dividends used to buy additional Promised Fee Shares. In addition, each non-employee director receives 100 Promised Award Shares of IBM common stock upon election and an additional 100 Promised Award Shares each May 1 thereafter that the director is reelected at the Annual Meeting of Stockholders. All shares awarded under the DCEAP are to be delivered upon retirement. The DCEAP was adopted in July 1993 and superseded two plans in effect at that time. Awards and balances under those plans were carried forward on a share-for-share basis under the DCEAP. Directors with five years or more of service on the Board who are not entitled to retirement income under any IBM retirement plan for employees receive, upon retirement or age 70, whichever is later, an annual payment equal to 50% of the director's last annual fee.

Stock Ownership

The following table reflects beneficially owned shares of IBM common stock of the named persons, and directors and executive officers as a group, as of January 31, 1994, and indicates whether voting power and investment power are solely exercisable by the person named or shared with others.

Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which any person could have acquired such powers within 60 days. Since most shares appear under both the voting power and investment power columns, the individual columns will not add across to the total column.

Due to an inadvertent error in preparing reports for Mr. S.D. Bechtel, Jr., who retired from the Board in July, two IBM stock transactions were omitted from two reports timely filed during 1992 pursuant to Section 16 of the Securities Exchange Act of 1934. Amendments to such reports were filed in 1993 to correct the errors.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             7

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Beneficial Ownership of Shares of IBM Common Stock as of January 31, 1994 (1)

               Acquirable

     Voting Power   Investment Power    within 60

Name Sole Shared    Sole Shared    Total(1)(2)    days (3)

J.F. Akers          6,998     24        6,998     24        7,022     637,475

H. Brown            0         600       5,357     600       6,518     --

J.E. Burke          4,400     725       4,400     725       5,686     --

T.F. Frist, Jr.     1,000     0         1,000     0         1,561     --

F. Gerber           1,000     0         1,000     0         1,561     --

L.V. Gerstner, Jr.  30,000    456       30,000    456       30,456    125,522

J.R. Hope           1,000     0         1,000     0         1,440     --

N.O. Keohane        0         481       1,129     481       2,171     --

C.F. Knight         2,008     0         2,008     0         2,109     --

R.J. LaBant         9,047     1         1,596     7,452     9,048     81,817

N.C. Lautenbach     10,695    0         988       9,707     10,695    110,417

T.S. Murphy         1,327     0         4,871     0         5,432     --

J.R. Opel           10,889    10,000    10,889    10,000    21,450    76,987

P.J. Rizzo          5,000     0         5,000     0         5,000     104,830

J.B. Slaughter      50        0         1,230     0         1,791     --

P.A. Toole          15,669    120       3,294     12,495    15,789    141,002

L.C. van Wachem     1,000     0         1,000     0         1,208     --

E.S. Woolard, Jr.   200       0         3,805     0         4,366     --

Directors and executive
officers as a group 159,172   13,227    111,569   75,645    193,012*
1,145,768*

* The total of these two columns represents less than 1% of the outstanding shares.

(1) No individual's beneficial holdings totaled more than 1/10th of 1% of the outstanding shares. These holdings do not include 975,538 shares held by the retirement plan trust funds, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their household. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2) For non-employee directors, this column includes shares earned and awarded under the Directors Deferred Compensation and Equity Award Plan. They have no voting power over such shares and investment power only with regard to Promised Fee Shares, which are acquired as a result of deferring fees paid to them. Therefore, the shares listed in the other columns for them will not equal the total in this column. Fractional shares attributable to participation in this plan are not shown.

(3) Shares that can be purchased under an IBM stock option plan within 60 days of the date of this proxy statement.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             8

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Report on Executive Compensation

The Executive Compensation and Management Resources Committee has responsibility for IBM's executive compensation policies and practices. The committee approves all elements of compensation for corporate officers and administers the IBM 1989 Long-Term Performance Plan, approved by stockholders in 1989, under which stock and cash awards are made to officers, other executives and selected key employees. The committee regularly reports on its activities to the Board of Directors. The committee also obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives. The committee is comprised of three outside directors who are not officers or employees of IBM or its subsidiaries and who are not eligible to participate in any of the plans or programs that the committee administers.

Compensation Philosophy

IBM's executive compensation programs are based on the belief that the interests of the executives should be directly aligned with those of the stockholders. The programs are strongly oriented towards a pay-at-risk philosophy that ties compensation to both the annual and long-term financial performance of the Company, as well as to long-term stockholder return. The committee has established the following principles to guide development of the Company's compensation programs and to provide a framework for compensation decisions:

- -    provide a total compensation package that will attract the best talent to
IBM, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

- -    establish annual incentives for senior management that are directly tied to the overall financial performance of the Company; and

- -    implement long-term incentives to focus executives on managing from the perspective of an owner with an equity stake in the business, and align executive compensation with benefits realized by the Company's stockholders.

Compensation Programs and Practices

The committee determines salary ranges and incentive award opportunities for executive officers. For positions other than the chairman and vice chairman, both of whom were hired in 1993, the compensation ranges are based on surveys conducted by an independent consultant of competitive pay practices in both the computer industry and the thirty largest U.S. market-capitalized companies. The companies included in these surveys have jobs similar to IBM in magnitude, complexity or scope of responsibility. The committee believes these companies are representative of the Company's main competition for executive talent. Consequently, the compensation survey group is broader than the ten companies in the S&P Computer Systems Index used for the Performance Graph on page 16.

Salary and Annual Incentive

Salaries are established by the committee based on an executive's scope of responsibilities, level of experience, individual performance and contribution to the business, and the surveys referred to above. In the case of the vice chairman, his salary was set by the committee at a level reflecting his consulting rate with IBM prior to his reemployment, his broad experience in the computer industry, and the Company's need for his services during a transition period. The salary levels for the senior vice presidents named in the Summary Compensation Table, and other executive officers excluding the chairman and vice chairman, are between the median and 75th percentile of the survey group.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             9

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Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of the Company and, if applicable, on the performance of an IBM business unit. The purpose of this incentive is to tie a significant portion of annual pay directly to key financial results. For 1993, the incentive awards related directly to the business performance factors, and where performance exceeded or did not meet preestablished targets, incentive payments were increased or decreased accordingly. The annual incentives paid to Messrs. Rizzo and Toole were based on the Company's operating results (adjusted for special items) measured against objectives established with the Board of Directors early in the year. The performance factors used were profit and cash, with the primary emphasis being on profit. Because Messrs. Lautenbach and LaBant had responsibility for large business units, their annual incentives were based principally on their business unit performance, equally weighted between financial results (profit, revenue, and cash, with the primary emphasis on profit) and a subjective assessment of other key business unit objectives, and to a lesser degree, on the Company's operating results, as defined above.

In the first quarter of 1993, IBM's annual compensation was simplified by eliminating a separate restricted stock unit award so as to delete a component that had been based solely on a judgmental performance assessment. A portion of this award opportunity has been added to salary and the remainder to the incentive compensation opportunity. The allocation of this award opportunity was done so that the resulting relationships between the incentive opportunity and salary for the individuals who had received such awards were similar to the incentive-to-salary ratios for comparable jobs in the survey companies. In the case of the three named executive officers who were employed prior to 1993, this change from previous years' practice is reflected in both the Salary and Bonus columns of the Summary Compensation Table on page 13.

Stock Options

The committee strongly believes that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executives only if there is an increase in stockholder value. Stock options are granted to officers, other executives and selected employees whose contributions and skills are important to the long-term success of the Company. Options are granted at fair market value on the date of grant with a ten-year term. Since 1989, grants have been made under the IBM 1989 Long-Term Performance Plan. The 1989 Plan expires in April 1994, and its successor, the IBM 1994 Long-Term Performance Plan, is being proposed for stockholder approval at this year's Annual Meeting and is described starting on page 17.

Several factors were considered in determining the size of stock option grants to the executive officers. These included individual performance, the lack of market value in options granted prior to 1993, and competitive practices of the companies in the survey group referred to above. Relative performance among these companies was not taken into consideration nor was specific weighting given to these factors. The number of options granted in 1993 was approximately the same as in the prior year and is at approximately the 75th percentile of the survey companies for the executive officers, excluding the chairman.

Long-Term Performance Incentive

A Long-Term Performance Incentive, an award under the 1989 Long-Term Performance Plan, was introduced early in 1993 to provide executive officers and senior management with a multiple-year incentive opportunity linked both to corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units which must be earned based on achieving cumulative financial targets of earnings-per-share and cash flow (in each case, as adjusted for special items), equally weighted, over a three-year


          IBM Notice of 1994 Annual Meeting and Proxy Statement             10
period (1993-1995). No payouts will be made for cumulative performance below a 50% threshold, and there is a maximum payout of 130% of the stock units for exceeding target performance. Any payouts from this award will occur in the first quarter of 1996 and the value of the performance stock units will be based on the Company's stock price at that time. This long-term incentive replaces a prior practice, discontinued in 1992, of making restricted stock awards and is intended to provide an opportunity comparable to the prior program (approximately 20% of annual compensation), but only if the performance targets are achieved at the end of the three-year period. The Long-Term Performance Incentive is further described in the table on page 15.

Compensation for the Chairman and Chief Executive Officer

On March 26, 1993, IBM entered into an employment agreement with Mr. Louis V. Gerstner, Jr. to become chairman and chief executive officer of the Company. All aspects of Mr. Gerstner's 1993 compensation were governed by this employment agreement.

The committee and the Board of Directors approved Mr. Gerstner's employment agreement after an extensive search had been conducted by the Board with the assistance of two executive search firms. In settling on the final compensation amounts, the Board focused on the importance of hiring a chairman and chief executive officer with an outstanding business record who could provide the leadership necessary to improve IBM's competitiveness and profitability. The Board also recognized the need to consider Mr. Gerstner's compensation at his former employer as well as the value of benefits under various plans of this employer that would be forfeited upon his resignation.

The terms of Mr. Gerstner's employment agreement are set forth in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 15.

Compensation and Separation Payments for the Former Chairman and Chief Executive Officer

Mr. John F. Akers was chairman and chief executive officer of the Company for the first three months of 1993. He retired from IBM on April 30, 1993. For his four months of service, Mr. Akers received one-third of his annual salary and an incentive (bonus) payment, determined by the collective judgment of the committee, that was set at the same relationship to his salary as his 1992 incentive. He also received a stock option grant, along with the other executive officers, on January 7, 1993, the number of shares of which was equal to his grant the prior year. The factors considered by the committee in granting this stock option were the same as set forth above under the section entitled "Stock Options" for other executive officers. At the time of his retirement, Mr. Akers received $2,500,000, an amount equal to his annual compensation rate, as part of a retirement incentive program that was available to other corporate employees during 1993. The compensation rate was based on his annual rate for salary and incentive, assuming all performance objectives had been achieved and a restricted stock unit award had been made. The terms of this program provided for a payment equal to one week of compensation for each six months of service, up to a maximum of fifty-two weeks. The Board of Directors also authorized an additional payment of $925,000, an amount equal to his annual base salary, in recognition of his 33 years of service to the Company. Mr. Akers' stock options vested and his restricted stock and restricted stock units were paid out upon his retirement, in accordance with their terms. (See footnote 1, Summary Compensation Table, page 13.)


          IBM Notice of 1994 Annual Meeting and Proxy Statement             11

Discussion of Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

The committee has been following this matter closely. In December 1993, the Internal Revenue Service issued proposed regulations implementing this legislation. The regulations will not become final until after a period for public comment and possibly public hearings thereafter.

Based on the proposed regulations, any compensation derived from the exercise of stock options or stock appreciation rights granted under the IBM 1989 Long-Term Performance Plan and prior Stock Option Plans should be exempt from the limit on the corporate tax deduction. Similarly, any future payouts from the Long-Term Performance Incentive awards made in 1993 should be excluded from the limit. The new IBM 1994 Long-Term Performance Plan, being presented for stockholder approval as a successor to the 1989 Plan, has been designed to meet the proposed regulations so that stock options and stock appreciation rights granted under this Plan will also be excluded from the deduction limit, and to provide flexibility for certain other awards to so qualify.

The committee recognizes that part of the 1994 annual compensation paid to one or more of the five covered executive officers may not qualify for exemption. The committee is reluctant, however, to make changes at this time to the executive compensation programs solely for tax purposes, at least, until final regulations are issued. At that time, the committee will assess the practical impact of the new tax legislation on executive compensation and determine what action, if any, is appropriate.

H. Brown

T.F. Frist, Jr.

T.S. Murphy (chairman)






          IBM Notice of 1994 Annual Meeting and Proxy Statement             12

Summary Compensation Table

Name and  Annual Compensation Long-Term Compensation Awards (1)

Principal      Other Annual   Restricted     Securities Under-   All Other

Position  Year      Salary    Bonus     Compensation   Stock Awards   lying
Options (#)    Compensation

L.V. Gerstner, Jr.  1993 $1,500,000        $1,125,000  $160,130  (2)  $    0
500,000   $    4,924,596 (3)

Chairman

and CEO



P.J. Rizzo     1993 965,086   (4)  750,000   0    0    80,000    0

Vice Chairman



P.A. Toole     1993 450,000        363,000   0    0    42,000    2,698     (5)

Senior VP 1992 280,000        393,250   0    0    42,000    2,618

     1991 280,000        390,044   0    149,962   23,940    2,542

N.C. Lautenbach     1993 490,000        300,000   0    0    40,000    2,698(5)

Senior VP 1992 276,666        637,100   0    0    40,000    2,618

     1991 260,000        280,022   0    149,962   19,388    2,542



R.J. LaBant    1993 460,000        312,000   0    0    40,000    2,698     (5)

Senior VP 1992 250,000        446,250   0    0    40,000    2,618

     1991 209,167        359,971   0    149,962   15,679    2,542



J.F. Akers     1993 308,333        125,000   0    0    97,000    3,427,698 (6)

     1992 925,000        375,000   0    0    97,000    2,618

     1991 925,000        650,017   0    499,994   89,354    2,542

(1) At the end of 1993, Mr. Gerstner held 10,301 performance stock units having a value of $582,007; Mr. Rizzo held 8,241 performance stock units having a value of $465,617; Mr. Toole held 3,090 performance stock units, 12,375 shares of restricted stock and 1,472 restricted stock units having a combined value of $956,941; Mr. Lautenbach held 3,090 performance stock units, 9,707 shares of restricted stock and 1,338 restricted stock units having a combined value of $798,628; Mr. LaBant held 3,090 performance stock units, 7,451 shares of restricted stock and 1,605 restricted stock units having a combined value of $686,249. Mr. Akers' 54,431 shares of restricted stock and 4,281 restricted stock units having a combined value of $2,985,750 were paid out upon his retirement in accordance with their terms. Performance stock units were granted as part of the Long-Term Performance Incentive (LTPI) award. These units are valued based on the Company's stock price. LTPI awards are not included in this table (see page 15 for additional information). Restricted stock may not be sold, transferred or assigned until retirement or age 60, is forfeitable, and earns dividends at the same rate paid to all stockholders. Restricted stock units, last awarded in 1992, are paid out based on the value of the Company's stock at the end of two years and earn dividend equivalents during the period.

(2) This amount represents reimbursement for tax liabilities related to certain payments listed in footnote (3) below.

(3) Mr. Gerstner, under the terms of his employment agreement, was given these one-time payments in replacement for various benefits and rights from his former employer that were forfeited upon joining IBM. These items included:
$725,000 for forfeited options for shares of his former employer's stock; $1,478,750 for forfeited performance shares; $500,000 representing his first quarter bonus from his former employer; $1,381,764 for forfeited benefits under his Personal Retirement Account; $25,000 for financial and tax planning services provided by his former employer; and $637,500 representing the difference between $8.125 and the price realized upon selling 300,000 shares of his former employer's stock. Mr. Gerstner was also reimbursed an aggregate of $176,582 for other expenses, including legal fees, relating to his change of employment.

(4) This includes an amount paid for services rendered as a consultant during January of 1993 prior to Mr. Rizzo's reemployment by the Company.

(5) These amounts represent the Company's annual contributions to the IBM Tax Deferred Savings Plan, a 401(k) plan. All U.S. employees are eligible to participate in this plan.

(6) This amount includes the following payments to Mr. Akers, who retired April 30, 1993: $2,500,000 as part of a retirement incentive program, an additional payment of $925,000 in recognition of 33 years of service to the Company, and the Company's annual contribution to the IBM Tax Deferred Savings Plan of $2,698.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             13

Stock Option/SAR Grants in Last Fiscal Year (1)

     Individual Grants

     Number of      % of Total     Potential Realizable Value at

     Securities     Options/SARs        Assumed Annual Rates

     Underlying     Granted to     Exercise  of Stock Price Appreciation for

     Options/SARs   Employees in   Price     Expiration     Ten-Year Option
Term (3)

Name      Granted (2)    Fiscal Year    per Share Date 5%   10%

L.V. Gerstner, Jr.  500,000   2.80%     $47.88    4/22/03   $15,055,000
$38,155,000

P.J. Rizzo     {40,000   .22% 46.31     1/07/03   1,164,800 2,952,400

     40,000    .22% 52.12     2/04/03   1,311,200 3,322,800

P.A. Toole     42,000    .24% 46.31     1/07/03   1,223,040 3,100,020

N.C. Lautenbach     40,000    .22% 46.31     1/07/03   1,164,800 2,952,400

R.J. LaBant    40,000    .22% 46.31     1/07/03   1,164,800 2,952,400

J.F. Akers     97,000    .54% 46.31     1/07/03   2,824,640 7,159,570





Increase in market value of IBM common stock for all stockholders at  5% (to
$78/share)     10% (to $124/share)

assumed annual rates of stock price appreciation (as used in the table above)

from $47.88 per share, over the ten-year period, based on 581.4 million $17.5 billion $44.4 billion shares outstanding on December 31, 1993.

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 1993.

(2) Included in the total aggregate exercise price for each grant is $100,000 of Incentive Stock Options exercisable in two equal installments on the first and second anniversary dates. The balance is exercisable in four equal annual installments commencing on the first anniversary date. All options become exercisable upon retirement. In addition, Mr. Gerstner's grant becomes exercisable on a change-in-control, as defined in his employment agreement.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a 5% annual growth rate for Mr. Gerstner's grant results in a stock price of $77.99 per share and a 10% rate results in a price of $124.19 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

Fiscal Year-End Option/SAR Values (1)

     Number of Securities

     Underlying Unexercised   Value of Unexercised In-the-Money

     Options/SARs at Fiscal Year-End    Options/SARs at Fiscal Year-End

     Name           Exercisable    Unexercisable  Exercisable    Unexercisable

L.V. Gerstner, Jr.            0    500,000   $    0    $4,310,000

P.J. Rizzo               83,812    80,000         0         582,800

P.A. Toole               106,382   91,809         0         427,980

N.C. Lautenbach               79,781    84,187         0         407,600

R.J. LaBant              53,194    81,247         0         407,600

J.F. Akers               637,475   0    988,430   0

(1)  No options were exercised by any named executive officer during 1993.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             14

Long-Term Incentive Plans -- Awards in Last Fiscal Year

          Performance or

     Number of      Other Period        Estimated Future Payouts under

     Shares, Units  Until Maturation         Non-Stock Price-Based Plans (1)

     Name or Other Rights     or Payout Threshold (#)  Target (#)     Maximum
(#)

L.V. Gerstner, Jr.  10,301    1/93-12/95     2,575     10,301    13,391

P.J. Rizzo     8,241     1/93-12/95     2,060     8,241     10,713

P.A. Toole     3,090     1/93-12/95     773  3,090     4,017

N.C. Lautenbach     3,090     1/93-12/95     773  3,090     4,017

R.J. LaBant    3,090     1/93-12/95     773  3,090     4,017

(1) Payouts of incentives are tied to achieving specified cumulative business objectives of earnings-per-share and cash flow (in each case, as adjusted for special items). The target amount will be earned if 100% of the targeted objectives is achieved. The threshold amount will be earned at the achievement of 50% of the targeted objectives and the maximum award amount will be earned at achieving 110% of the targeted objectives. No payout will be made for performance below the threshold.

     At payout, the value of each performance stock unit will be equal to the average of the closing price of one share of IBM common stock for the month of January 1996. Half of the earned units will be paid in cash and the balance will be paid in an equivalent number of shares of IBM common stock, restricted until retirement.

Retirement Plan

Executive officers participate in the IBM Retirement Plan, which provides retirement income to all covered employees of IBM and its U.S. subsidiaries. For the named executive officers, other than Mr. Gerstner, retirement benefits payable annually under the IBM Retirement Plan will be determined by the average of the three consecutive highest-paid years of compensation times total service through year-end 1993 times 1.43%, minus 1.43% of estimated Social Security benefits times total service through year-end 1993, plus 1.35% of compensation thereafter. As of January 1, 1994, service credit is limited to 30 years or accrued service at December 31, 1993, if greater. The elements of compensation upon which the retirement plan benefits are based include salary, incentives, and payments of recurring cash and stock awards. Mr. Gerstner's annual pension from the Company has been set at approximately $1,275,000 pursuant to his employment agreement (see next paragraph). Mr. Rizzo's retirement income will be based on his prior employment with the Company and his service subsequent to January 25, 1993, at which time he was reemployed and his current pension payments under the IBM Retirement Plan were suspended. Prior to any reduction for survivorship options, estimated annual retirement benefits at age 60 for Mr. Toole, Mr. Lautenbach and Mr. LaBant would be, respectively, $480,000, $470,000, and $430,000; annual retirement benefits as of December 31, 1993 for Mr. Rizzo (who became age 65 during 1993 and previously elected a 50% joint and survivor annuity) would have been $545,000. Mr. Akers retired April 30, 1993 and is receiving an annual pension calculated on a 50% joint and survivor annuity basis of $1,294,000.

Employment Agreements and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993 whereby he serves as the chairman and chief executive officer of the Company. The agreement provides Mr. Gerstner with: an annual salary of $2,000,000; an annual incentive target award opportunity of at least $1,500,000 with a minimum 1993 award of $1,125,000; a long-term performance incentive with a target opportunity of at least $500,000; a special one-time payment of $4,287,096 for the value of benefits under various plans of his former employer that were forfeited as a result of his resignation; $160,130 for reimbursement of certain taxes (described in footnotes (2) and (3) of the Summary Compensation Table on page 13); a 10-year stock option for 500,000 shares of IBM common stock at $47.88 (the market price on April 23, 1993, the date of grant); and an annual pension at age 60 from IBM of approximately $1,275,000. Of the 30,456 shares listed as owned by Mr. Gerstner in the Beneficial Ownership of Shares table on page 8, none was part of the terms of Mr. Gerstner's employment agreement. Thirty thousand of those shares were purchased by Mr. Gerstner in the open market from April 1993 through January 1994 with his personal funds. The rest had been acquired prior to his employment by IBM.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             15

The agreement also calls for the Company to pay Mr. Gerstner the difference between the market price upon exercise and $8.125 for each of 3,211,320 shares of RJR Nabisco stock on which Mr. Gerstner holds options as a result of his employment with RJR Nabisco. To date, Mr. Gerstner has not exercised any of these options and, based on the average of the closing prices of RJR Nabisco stock in the month of February 1994, $7.427, the liability of IBM would be $2,241,501. Also, the agreement guaranteed Mr. Gerstner $8.125 per share for 300,000 RJR Nabisco shares held by RJR Nabisco as collateral for a loan taken by Mr. Gerstner to purchase those shares. In November 1993, Mr. Gerstner sold the shares at $6.00 per share and IBM paid him $637,500 pursuant to this provision of the agreement.

In the event of termination without cause, or due to a change-in-control of the Company, Mr. Gerstner would receive 36 months salary plus prorated incentive payments and other specified benefits. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers other than Mr. Gerstner.

Performance Graph

Comparison of Five-Year Cumulative Total Return for
IBM, S&P 500 Stock Index, and S&P Computer Systems Index (excluding IBM).

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In IBM's case, the S&P Computer Systems Index (excluding IBM), shown above, is such an index.

The graph assumes $100 invested on December 31, 1988 in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

2. Ratification of Appointment of Auditors

The Board of Directors has appointed the firm of Price Waterhouse, independent accountants, to be IBM's auditors for the year 1994 and recommends to stockholders that they vote for ratification of that appointment.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             16

Price Waterhouse served in this capacity for the year 1993. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee reviewed and approved proposed 1994 nonaudit services and concluded that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of Price Waterhouse, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Price Waterhouse in all of these respects. The committee's review included inquiry concerning any litigation involving Price Waterhouse and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of Price Waterhouse to perform services for the Company is in no way adversely affected by any such investigation or litigation.

3. Adoption of the 1994 Long-Term Performance Plan

In April 1989, stockholders approved adoption of the 1989 Long-Term Performance Plan ("1989 LTPP") to provide for the granting of stock options and other cash and stock awards. The 1989 LTPP replaced the IBM 1986 Stock Option Plan, previous versions of which had been approved by stockholders since 1956. The Board of Directors continues to believe that stock-based incentives are important factors in attracting, retaining, and rewarding officers and other selected employees and closely aligning their interests with those of stockholders. Therefore, the Board recommends to stockholders adoption of the 1994 Long-Term Performance Plan ("1994 LTPP") to replace the 1989 LTPP, which expires April 24, 1994. Some changes have been made to reflect or comply with intervening legislative and regulatory developments, none of which will have a substantive effect on the way awards are granted or the plan administered.

All executive officers (currently 14), all other corporate officers (currently
44), and other executives and selected employees (now approximately 2,000) will be eligible to participate in the 1994 LTPP. Participants are recommended by their management. The Executive Compensation and Management Resources Committee of the Board will review and act on all 1994 LTPP grants and awards for IBM officers and, consistent with procedures under the 1989 LTPP and subject to approval by stockholders of the 1994 LTPP, the committee will delegate to the chief executive officer the authority to make grants and awards under the 1994 LTPP to other eligible employees. In administering the 1994 LTPP, the committee has the power to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration. The Board is authorized to amend the 1994 LTPP, except that it may not increase the maximum number of shares for which awards may be made without stockholder approval or make other specified amendments. Awards of stock may be subject to restrictions established by the committee.

The 1994 LTPP permits the grant of any form of stock option, stock appreciation right, stock or cash award whether granted singly, in combination or in tandem. One or more stock options can be granted to any participant. No individual participant may receive, under the 1994 LTPP, stock options or stock appreciation rights ("SARs") the aggregate of which shall exceed 5% of the shares authorized for issuance under the 1994 LTPP. As in the case of all previous IBM stock plans for executives, stock options will be granted at not less than 100% of the average market price of IBM common stock on the New York Stock Exchange on the date of grant ("Fair Market Value") and other stock awards will also be based on at least Fair Market Value. Stock options and SARs may not be exercised for at least six months from date of grant. It is expected that options and SARs will be granted for periods of 10 years or less and can continue in effect after termination of employment. Up to $100,000 of options based on Fair


          IBM Notice of 1994 Annual Meeting and Proxy Statement             17

Market Value on date of grant may become exercisable for the first time in a calendar year, per optionee, in the form of an incentive stock option ("ISO") in compliance with Section 422 of the Internal Revenue Code. In addition to the foregoing types of awards, the 1994 LTPP permits the Board to grant such other award forms as shall be consistent with the purposes of the plan within the limits of the plan. Such grants may be paid at the discretion of the Board in cash, shares of common stock or any combination thereof. The duration of the 1994 LTPP will be five years, subject to earlier termination by the Board of Directors. The new plan will be administered by a committee of the Board composed entirely of directors who are not eligible to participate in the plan, in compliance with rules and regulations issued under the Internal Revenue
Code and federal securities laws.

If approved by stockholders, the Board of Directors has authorized for issuance under the 1994 LTPP 29,105,600 shares of common stock, which is 5% of the shares of the Company's common stock outstanding on February 10, 1994. The stock's Fair Market Value on that day was $53.19 per share. All stock-based awards and awards denominated in stock units (whether payable in stock or cash) are subject to this limit. Similar to the 1989 LTPP, the 1994 LTPP does not specify a limit for cash awards.

No benefits or amounts have been allocated under the 1994 LTPP, nor are any such benefits or amounts now determinable. For comparison purposes, please refer to the grants and awards that were made under the 1989 LTPP in 1993, shown in the Stock Option Grants table on page 14 and in the Long-Term Incentive Plans table on page 15. In addition to the data shown in those tables, in 1993, 1,068,000 stock options were granted to all current executive officers as a group and 12,676,772 stock options and 4,083,920 SARs were granted to all employees, including all current officers who are not executive officers as a group. The dollar value of Long-Term Incentive Awards in 1993 for these two groups was $2,567,000 and $5,244,000, respectively. No awards were made to directors who are not executive officers. See also the February 7, 1994 stock option awards described below.

On April 23, 1993, the Board authorized the forfeit of options granted from 1984 through 1992 to be exchanged on an average 2.5-to-1 basis for new options that were issued at the April 23, 1993 Fair Market Value, $47.88. Approximately 1,200 executives participated. Executive officers were excluded from the program. The new ten-year term options do not vest for two years (50% then, 25% additional each of the next two years). For the first nine years of their term, before any of these options can be exercised, the average of the closing prices of IBM common stock on the New York Stock Exchange for 30 consecutive calendar days, must be at or above $71.82. After nine years, there is no precondition to their exercise. The objective of this program was to retain and motivate many of IBM's key people during a difficult time of transition.

On February 7, 1994, ten-year stock options at $53.44 per share (the Fair Market Value), which vest over a four-year period, were granted under the 1989 LTPP to Mr. Rizzo, 50,000 shares, to Messrs. Toole, Lautenbach, and LaBant, 60,000 shares each, to the current executive officers as a group, 655,000 shares, and to employees including current officers who are not executive officers as a group, 5,205,000 shares.

There is currently no accounting charge to the income of the Company in connection with the grant or exercise of a stock option; most other LTPP awards do require a charge. SARs result in such a charge when the market value of the shares to which the SAR grants relate exceeds the exercise price at which the SARs were granted. The Financial Accounting Standards Board is considering whether the accounting treatment of stock options should be changed. The effective date of any such change, which could result in material increased compensation expense to the Company, is not expected to occur until after 1996. Charges for awards other than stock options are not expected to be a material expense to the Company.

As discussed in the Report on Executive Compensation, the 1994 LTPP has been designed to meet the new requirements in Section 162(m) of the Internal Revenue Code for stock options and SARs and to provide flexibility for certain other awards to so qualify (see page 12). Final regulations are not expected to be issued governing this complex area with


          IBM Notice of 1994 Annual Meeting and Proxy Statement             18
regard to other 1994 LTPP awards until after the April 25, 1994 meeting of IBM stockholders. IBM's management and the Executive Compensation and Management Resources Committee of the Board will determine what action, if any, is appropriate, when final regulations are issued.

The 1994 LTPP is printed in its entirety as Appendix A beginning on page 22 and the Federal income tax consequences of the issuance and exercise of stock options, SARs, and other awards are set forth as Appendix B on page 29. The IBM Board of Directors recommends a vote FOR this proposal.

Stockholder Proposals

Stockholder proposals may be submitted for inclusion in IBM's 1995 proxy material after the 1994 Annual Meeting but no later than 5 p.m. EST on November 14, 1994. Proposals must be in writing and sent via registered, certified, or express mail to: Office of the Secretary, IBM Corporation, Armonk, N.Y. 10504. Facsimile or other forms of electronic submissions will not be accepted.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interests of the Company and stockholders and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of auditors, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, and secrecy of stockholder voting.

Management opposes the following proposal for the reasons stated after the proposal.

4. Stockholder Proposal on Affirmation of IBM's Political Non-Partisanship

Management has been advised that Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 50 shares, intends to submit the following proposal at the meeting:

Resolved: "That the stockholders of IBM assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

"(a) The handing of contribution cards of a single political party to an employee by a supervisor.

"(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

"(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

"(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

"(e) Placing a preponderance of contribution cards of one party at mail station locations."

Reasons: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy Onio [sic] News has condemned partisan solicitation for political purposes by managers in a local company (not IBM)."


          IBM Notice of 1994 Annual Meeting and Proxy Statement             19

"If you agree, please mark your proxy for this resolution."

The IBM Board of Directors recommends a vote against this proposal.

The proponent submitted an identical proposal for inclusion in IBM's proxy statement for the 1975 stockholders meeting. The proposal received approximately 3% of the vote.

IBM, like all corporations, is subject to laws and regulations that limit corporate involvement in political election campaigns. IBM is committed to full compliance with those laws and regulations.

In addition, it is IBM's long-standing policy that its employees participate in politics as private citizens, not as IBM employees. IBM employees are prohibited from making contributions of Company resources such as money, goods or services to political candidates or parties. These policies are designed to allow employees, as individual citizens, to participate in the political process as they see fit, regardless of party affiliation or political persuasion while maintaining the non-partisanship of the institution as a whole. In the Board's opinion, IBM's policies, together with federal and state laws and regulations regarding corporate involvement in political campaigns, strike an appropriate balance between allowing IBM employees to exercise lawfully their individual constitutional rights to participate in the political process while maintaining the Company's political neutrality. Therefore, the Board recommends a vote against this proposal.

In November of 1992, IBM was notified by the Federal Election Commission that the Commission was investigating solicitations by the then chairman of the board of IBM of campaign contributions that were made by certain senior IBM executives for a fund-raising luncheon in connection with the 1992 presidential election. The notice stated that the Federal Election Commission was investigating whether IBM resources or personnel were improperly utilized in the fund-raising effort in violation of federal election laws and regulations governing the activities of federal contractors. IBM has responded to the Federal Election Commission's inquiry and provided information relating to the solicitations. The Commission has not advised IBM of the outcome of its investigation. IBM does not believe that its resources or personnel were utilized in a manner that violated any applicable law.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the Proxy Committee named in the enclosed Proxy Card will vote shares it represents.

Proxies and Voting at the Meeting

The $1.25 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 25, 1994 meeting. Each stockholder of record at the close of business on March 7, 1994, is entitled to one vote for each share held. The Proxy Card covers the number of shares to be voted, including any full shares held for participants in the IBM Dividend Reinvestment Plan and Employees Stock Purchase Plan. On February 10, 1994, there were 582,112,340 shares outstanding and entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors and recommend that the Board consider adoption of the stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on IBM's understanding of state law requirements and IBM's Certificate of


          IBM Notice of 1994 Annual Meeting and Proxy Statement             20

Incorporation and By-laws. Adoption of the 1994 Long-Term Performance Plan, pursuant to the requirements of the New York Business Corporation Law, requires the favorable vote of the holders of a majority of all outstanding shares of the common stock of the Company.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York State, IBM's state of incorporation. Votes are counted by employees of First Chicago Trust Company of New York, IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of Corporation Trust Company.

Shares cannot be voted unless a signed Proxy Card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder wishes to give a proxy to someone other than the Proxy Committee, he or she may cross out the names appearing on the enclosed Proxy Card, insert the name of some other person, sign, and give the Proxy Card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the Proxy Card in the enclosed envelope.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co.,Inc., to assist in soliciting proxies for a fee of approximately $45,000, plus reasonable out-of-pocket expenses.

John E. Hickey

Secretary

March 14, 1994


          IBM Notice of 1994 Annual Meeting and Proxy Statement             21

APPENDIX A

IBM 1994 Long-Term Performance Plan

1. Objectives.

The IBM 1994 Long-Term Performance Plan (the "Plan") is designed to attract and retain executives and other selected employees whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

     (a) "Award" - The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

     (b) "Award Agreement" - An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

     (c) "Board" - The Board of Directors of International Business Machines Corporation.

     (d) "Capital Stock" or "stock" - Authorized and issued or unissued $1.25 Par Value Capital Stock of the Company.

     (e) "Code" - The Internal Revenue Code of 1986, as amended from time to time.

     (f) "Committee" - The committee designated by the Board to administer the Plan. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule. No member of the Committee may receive Awards under the Plan.

     (g) "Company" - International Business Machines Corporation ("IBM") and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which IBM has a significant equity interest, as determined in the sole discretion of the Committee.

     (h) "Fair Market Value" - The average of the high and low prices of Capital Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which sales of Capital Stock were made on said exchange.

     (i) "Participant" - An employee of the Company to whom an Award has been made under the Plan.

3. Eligibility.

Employees of the Company eligible for an Award under the Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company, can have a significant effect on the success of the Company.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             22

4. Capital Stock Available for Awards.

The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 29,105,600, which is 5% of the outstanding Capital Stock as determined on February 10, 1994. Included in this share limit are Awards denominated in units of stock that may be redeemed or exercised for cash as well as for stock. As soon as possible after adoption of the Plan by the Company's stockholders, the Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Capital Stock available for issuance pursuant to Awards. Capital Stock related to Awards that are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or in such manner that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Capital Stock, shall immediately become available for Awards.

5. Administration.

The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations.

6. Delegation of Authority.

The Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Securities Exchange Act of 1934.

7. Awards.

The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity. No Participant may receive, under the Plan, stock options or stock appreciation rights the aggregate of which shall exceed 1,455,280 shares, which is 5% of the shares authorized for issuance hereunder.

     (a) Stock Option - A grant of a right to purchase a specified number of shares of Capital Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Capital Stock for which ISO's are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISO's shall be priced at not less than


          IBM Notice of 1994 Annual Meeting and Proxy Statement             23

100% of the Fair Market Value on the date of the grant; and that ISO's shall be exercisable for a period of not more than ten years. The number of shares of stock that shall be available for ISO's granted under the Plan is limited to ten million.

     (b) Stock Appreciation Right - A right to receive a payment, in cash and/or Capital Stock, equal to the excess of the Fair Market Value of a specified number of shares of Capital Stock on the date the stock appreciation right (SAR) is exercised over the Fair Market Value on the date of grant of the SAR as set forth in the applicable Award Agreement.

     (c) Stock Award - An Award made in stock or denominated in units of stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified valuation.

     (d) Cash Award - An Award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance.

Awards payable, in whole or in part, in stock must be held for at least six months (i) in the case of a stock option or SAR, from the date of grant to the date of exercise and (ii) in the case of other Awards, from the date of acquisition to the date of disposition.

8. Payment of Awards.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of stock, restrictions on transfer and forfeiture provisions. When transfer of stock is so restricted or subject to forfeiture provisions, it is referred to as "Restricted Stock." Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may require the payment to be forfeited in accordance with the provisions of Section 13 of the Plan. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

9. Stock Option Exercise.

The price at which shares of Capital Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering Capital Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination


          IBM Notice of 1994 Annual Meeting and Proxy Statement             24
thereof. The Committee shall determine acceptable methods for tendering Capital Stock or other Awards and may impose such conditions on the use of Capital Stock or other Awards to exercise a Stock Option as it deems appropriate. In the event shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of the shares issued upon the exercise of the Stock Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted plus any additional restrictions that may be imposed by the Committee.

10. Tax Withholding.

The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. If Capital Stock or Restricted Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.


11. Amendment, Modification, Suspension or Discontinuance of the Plan.

The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Capital Stock then outstanding, to
(i) increase the aggregate number of shares of Capital Stock that may be issued under the Plan (except for adjustments pursuant to Section 15 of the Plan),
(ii) decrease the option price, (iii) materially modify the requirements as to eligibility for participation in the Plan, (iv) withdraw administration of the Plan from the Committee, or (v) extend the period during which Awards may be granted.

12. Termination of Employment.

If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 12, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise.

     (a) Retirement under a Company Retirement Plan. When a Participant's employment terminates as a result of retirement with management approval in accordance with the terms of a Company retirement plan, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement and the exercisability and vesting of any Award may be accelerated.

     (b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Section 13 or at such time as the Committee shall deem the continuation of all or any part of the Participant's Awards to be not in the Company's best interests.

     (c) Death or Disability of a Participant.

          (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified

          IBM Notice of 1994 Annual Meeting and Proxy Statement             25
in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participants were living.

          (ii) In the event a Participant is deemed by the Company to be disabled and eligible for benefits pursuant to the terms of the IBM Long-Term Disability Plan, any successor plan, or similar plan of another employer, Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a committee or other legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

          (iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative - notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

          (iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee's determinations shall be binding and conclusive.

13. Cancellation and Rescission of Awards.

Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all other applicable provisions of the Award Agreement, the Plan and with the following conditions:

     (a) A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For a Participant whose employment has terminated, the judgment of the chief executive officer shall be based on the Participant's position and responsibilities while employed by the Company, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the Participant's assuming the post-employment position, the guidelines established in the then current edition of IBM's booklet, Business Conduct Guidelines, and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has retired shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than 10 percent equity interest in the organization or business.

     (b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material, as defined in

          IBM Notice of 1994 Annual Meeting and Proxy Statement             26
the Company's Agreement Regarding Confidential Information and Intellectual Property, relating to the business of the Company, acquired by the Participant either during or after employment with the Company.

     (c) A Participant, pursuant to the Company's Agreement Regarding Confidential Information and Intellectual Property, shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries.

     (d) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of paragraph (a), (b) or (c) of this Section 13 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two years after such exercise, payment or delivery. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of shares of Capital Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

14. Nonassignability.

     (a) Except pursuant to paragraph (c) of Section 12 and except as set forth in paragraph (b) of this Section 14, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it was granted.

     (b) Where a Participant terminates employment in order to assume a position with a governmental, charitable or educational institution, the Committee, in its discretion and to the extent permitted by law, may authorize a third party (including but not limited to the trustee of a "blind" trust), acceptable to the applicable governmental or institutional authorities, the Participant and the Committee, to act on behalf of the Participant with regard to any Awards retained by the Participant pursuant to paragraph (b) of Section 12.

15. Adjustments.

In the event of any change in the outstanding Capital Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Capital Stock (i) reserved under the Plan, (ii) available for ISO's, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock or units of stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Capital Stock or any distribution (other than normal cash dividends) to holders of Capital Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             27

16. Notice.

Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

17. Unfunded Plan.

Insofar as it provides for Awards of cash and Capital Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Capital Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Capital Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Capital Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Capital Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

18. Governing Law.

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York and construed accordingly.

19. Effective and Termination Dates.

The Plan shall become effective on the date it is approved by the holders of a majority of the shares of Capital Stock then outstanding. The Plan shall terminate five years later, subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.






          IBM Notice of 1994 Annual Meeting and Proxy Statement             28

APPENDIX B

Federal Income Tax Consequences

The Company has been advised by counsel that, in general, under the Internal Revenue Code, as presently in effect, an optionee will not be deemed to receive any income for federal income tax purposes at the time an option or SAR is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a nonstatutory option, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the Fair Market Value of the shares on the exercise date.

2. In the case of an exercise of an SAR, the optionee will recognize ordinary income on the exercise date in the amount equal to any cash and unrestricted shares, at Fair Market Value, received.

3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the Fair Market Value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

4. In the case of ISO's, there is no tax liability at time of exercise. However, the excess of the Fair Market Value of the stock on the exercise date over the option price is included in the optionee's income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the optionee will realize a long-term capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply to the amount of any gain at sale or exercise, whichever is less, and the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term, depending on whether the shares have been held for more than one year).

5. Upon exercise of a nonstatutory option or SAR, the award of stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the employee. The Company does not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

6. The Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock options and stock appreciation rights granted under the 1994 LTPP will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit.


          IBM Notice of 1994 Annual Meeting and Proxy Statement             29

IBM

Dear IBM Stockholder:

YOUR VOTE IS IMPORTANT.  ATTACHED IS YOUR 1994 IBM PROXY CARD.  PLEASE
READ BOTH SIDES OF THE CARD, AND MARK, SIGN AND DATE IT. DETACH AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE. WE URGE YOU TO VOTE YOUR SHARES.

You are invited to attend the Annual Meeting of Stockholders on Monday, April 25, 1994, at 10 a.m. in the Metro Toronto Convention Centre, 255 Front St. W., Toronto, Ontario, Canada. If you plan to attend the Annual Meeting, you should mark the box provided on the attached Proxy Card. An admission ticket is attached for your convenience.

As part of IBM's ongoing efforts to reduce expenses, we are asking our stockholders to permit IBM to send only one copy of stockholder publications to their household. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached Proxy Card, please mark the box provided on the card. You will continue to receive your proxy mailings for shares held in this account.

Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.



/s/ John E. Hickey
John E. Hickey
Secretary






 /X/   Please mark your
       votes as in this
       example




  Proxy Card       IBM's Directors recommend a vote for proposals 1, 2, and 3, and against shareholder proposal 4. SHARES WILL BE SO VOTED
                   UNLESS OTHERWISE INDICATED.

IBM's Directors recommend a vote FOR proposals 1, 2, and 3.

                                FOR   WITHHELD
  1. Election of
     Directors                  / /     / /
  (see reverse)

  For, except vote WITHHELD from the following nominee(s):


  --------------------------------------------------------

                                FOR   AGAINST   ABSTAIN
  2. Ratification of
     Auditors' Appointment      / /     / /       / /
     (page 16)

  3. Adoption of Long-
     Term Performance           / /     / /       / /
     Plan
     (page 17)

IBM's Directors recommend a vote AGAINST proposal 4.

                                FOR   AGAINST   ABSTAIN
  4. Stockholder Proposal on
     Political                  / /     / /       / /
     Non-Partisanship
     (page 19)


Will Attend Annual Meeting         / /

Discontinue Mailing Publications
for this Account                   / /

                                                                  ["IBM" logo]


SIGNATURE(S):                                         DATE
             --------------------------------------        ------------------

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE.

                                 Admission Ticket
                           to the 1994 Annual Meeting of
                                 IBM Stockholders

This is your admission ticket for the Annual Meeting of Stockholders to be held on Monday, April 25, 1994, at 10 a.m. in the Metro Toronto Convention Centre, 265 Front St. W., Toronto, Ontario, Canada.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PROXY CARD

IBM International Business Machines    Proxy Solicited by the Board of Directors
Corporation                            for the Annual Meeting of Stockholders
Armonk, New York 10504                 April 25, 1994


Louis V. Gerstner, Jr., Paul J. Rizzo, and John E. Hickey, or any of them individually and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Metro Toronto Convention Centre, Toronto, Ontario, Canada, at 10 a.m. on Monday, April 25, 1994, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of 1994 Annual Meeting and the Proxy Statement dated March 14, 1994.

ELECTION OF DIRECTORS, NOMINEES:

H. Brown, J.E. Burke, F. Gerber, L.V. Gerstner, Jr., N.O. Keohane, C.F. Knight, T.S. Murphy, P.J. Rizzo, J.B. Slaughter, L.C. van Wachem, E.S. Woolard, Jr.



(SHARES CANNOT BE VOTED UNLESS THIS PROXY CARD IS SIGNED AND RETURNED, OR OTHER SPECIFIC ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.)







   PLEASE DETACH AND PRESENT THIS TICKET FOR ADMISSION TO THE ANNUAL MEETING